PRESS RELEASE

Clorox Reports Q2 Fiscal Year 2020 Results, Updates Fiscal Year Outlook

OAKLAND, Calif., Feb. 4, 2020 – The Clorox Company (NYSE:CLX) reported a sales decrease of 2% and an increase in diluted net earnings per share (diluted EPS) of 4% for its second quarter of fiscal year 2020, which ended Dec. 31, 2019.

“I feel good about the progress we’re making, which is reflected in our second-quarter results, particularly the fifth consecutive quarter of gross margin expansion and sequential improvement in organic sales1,” said Chair and CEO Benno Dorer. “We have confidence we’re taking the right steps as we expect to return to growth in the back half of the fiscal year behind strong investments in our robust innovation plans to support distribution. Importantly, we remain committed to strong execution behind our IGNITE strategy to deliver long-term shareholder value.”

This press release includes some non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more information.

Fiscal Second-Quarter Results

Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2019, unless otherwise stated.

●	2% sales decrease (flat organic sales)
●	$1.46 diluted EPS (4% increase)

Sales were down 2%, driven primarily by 2 points of unfavorable foreign currency exchange rates. Organic sales were flat for the quarter.

The company’s second-quarter gross margin increased by 40 basis points to 44.1% from 43.7% in the year-ago quarter. The increase in gross margin was driven primarily by the benefits of cost savings initiatives and price increases, which were partially offset by higher trade promotion spending and manufacturing and logistics costs.

Clorox delivered earnings of $185 million, or $1.46 diluted EPS, compared to $182 million, or $1.40 diluted EPS, in the year-ago quarter, representing a 4% increase in diluted earnings per share. Diluted EPS growth was driven primarily by gross margin expansion.

Year-to-date net cash provided by operations was $498 million, compared to $449 million in the year-ago period — an increase of 11%.

Key Segment Results

Following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal year 2019, unless otherwise stated.

Cleaning (Laundry, Home Care, Professional Products)

●	Flat sales
●	9% pretax earnings increase
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1 Organic sales growth/(decrease) is a non-GAAP measure. See “Non-GAAP Financial Information” at the end of this press release, including the reconciliation of organic sales growth/(decrease) to net sales growth/(decrease), the most comparable GAAP measure.

Segment sales were flat behind growth in Professional Products and Home Care, offset by decreases in Laundry as well as unfavorable mix from strong growth in nontracked channels. Pretax earnings growth was driven mainly by favorable commodity costs, the benefit of cost savings initiatives, and lower manufacturing and logistics costs.

Household (Bags and Wraps, Grilling, Cat Litter, Digestive Health)2

●	8% sales decrease
●	20% pretax earnings decrease

Segment sales were down, driven mainly by decreases in the Bags and Wraps and Grilling businesses. In Bags and Wraps, sales decreased due to ongoing distribution losses in select portions of the portfolio and increased competitive activity. In Grilling, sales decreased, as solid consumption growth was more than offset by lower shipments in order to finish working through elevated retail inventory from the prior year. The decrease in pretax earnings was driven mainly by lower sales and higher manufacturing and logistics costs, partially offset by the benefit of cost savings initiatives.

Lifestyle (Dressings and Sauces, Water Filtration, Natural Personal Care, Dietary Supplements)

●	4% sales increase
●	9% pretax earnings increase

Segment sales were up, led by Natural Personal Care, which was fueled by innovation in Burt’s Bees Lip Care and Face Care categories. The Food and Water Filtration businesses also contributed to segment sales growth, driven by higher merchandising support for Hidden Valley products and by Brita innovation. Pretax earnings grew primarily behind higher sales.

International (Sales outside of the U.S.)

●	2% sales decrease (6% organic sales increase)
●	24% pretax earnings increase

Segment sales were down due to 8 points of negative foreign currency impact, primarily from Argentina, partially offset by the benefit of favorable price mix. On an organic sales basis, International grew 6%. Pretax earnings were up, driven by the benefits of price increases and cost savings, which more than offset the impact of unfavorable foreign currency exchange rates and inflationary pressure on manufacturing and logistics costs.

Clorox Updates Fiscal Year 2020 Outlook

●	Low single-digit decrease to 1% increase in sales (flat to 2% organic sales growth)
●	$6.10-$6.25 diluted EPS range (3% to 1% decrease versus year-ago)

Clorox confirms its fiscal year sales outlook of a low single-digit decrease to a 1% increase. The company’s fiscal year sales outlook now reflects a slightly more favorable foreign exchange impact, offset by increased promotional spending to address competitive activity in select categories. Fiscal year organic sales is now expected to be about flat to 2% growth.

Gross margin is now expected to be up slightly, mainly reflecting lower input costs.

Advertising and sales promotion spending is now projected to be slightly more than 10% of sales as the company invests strongly behind robust innovation platforms in the back half of the fiscal year in order to support distribution.

Clorox continues to anticipate selling and administrative expenses to be about 14% of sales.

The company’s effective tax rate is still expected to be in the range of 22%-23%.
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2 During the second quarter of fiscal year 2020, the company’s Charcoal strategic business unit, or SBU, within the Household reportable segment was renamed the Grilling SBU to reflect a broader strategic view of the category. There has been no change to the composition of the Grilling SBU or the Household reportable segment; therefore, no prior periods were restated.

Net of all these factors, Clorox now anticipates fiscal year 2020 diluted EPS to be between $6.10 and $6.25, reflecting a 5-cent increase to the low end of the range.

“I’m pleased that we remain on track to deliver record annual cost savings as well as strong cash flow for the year, which will help provide the fuel necessary to keep investing in our brands and categories,” said Chief Financial Officer Kevin Jacobsen. “Looking ahead, I believe we’re continuing to take the right actions to generate growth that is more in line with our financial goals as we execute against our IGNITE strategy to drive long-term shareholder value.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited cash flow information and free cash flow reconciliation
●	Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,800 employees worldwide and fiscal year 2019 sales of $6.2 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality™ and NeoCell® dietary supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. Nearly 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2019 100 Best Corporate Citizens list, Barron’s 2019 100 Most Sustainable Companies, the Human Rights Campaign’s 2020 Corporate Equality Index and the 2019 Bloomberg Gender Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed about $12 million in combined cash grants, product donations and cause marketing in fiscal year 2019. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “will,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the company’s ability to achieve its strategic goals, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; the company’s ability to maintain its business reputation and the reputation of its brands and products; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; lower revenue, increased costs or reputational harm resulting from government actions and regulations; the ability of the company to successfully manage global, political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including the imposition of new or additional tariffs; labor claims and labor unrest; inflationary pressures, particularly in Argentina; political instability and the uncertainty regarding the outcome of Brexit; government-imposed price controls or other regulations; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the ability of the company to implement and generate cost savings and efficiencies; the success of the company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad® business; the company’s ability to attract and retain key personnel; supply disruptions and other risks inherent in reliance on a limited base of suppliers; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change; the facilities of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, natural disasters and terrorism; the company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the accuracy of the company’s estimates and assumptions on which its financial projections are based; the effect of the company’s indebtedness and credit rating on its business operations and financial results; the company’s ability to pay and declare dividends or repurchase its stock in the future; uncertainties relating to tax positions, tax disputes and changes in the company’s tax rate, and any additional effects of the Tax Cuts and Jobs Act on the company; the company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; and risks related to the company’s discontinuation of operations in Venezuela.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●	This press release contains non-GAAP financial information related to organic sales growth/(decrease) for the second quarter of fiscal year 2020 and organic sales growth outlook for fiscal year 2020. Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
●	Organic sales growth outlook for fiscal year 2020 excludes the impact of unfavorable foreign currency exchange rates, which the company expects could reduce GAAP net sales growth by about 2 percentage points.
●	Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to operate throughout the relevant periods, and the company’s estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

The following tables provide reconciliation of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease) (GAAP), the most comparable GAAP measure:

	Three Months Ended December 31, 2019 (Q2 of Fiscal Year 2020)
	Percentage change versus the year-ago period
	Cleaning	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	—%	(8)%	4%	(2)%	(2)%
Add: Foreign Exchange	—	—	—	8	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	—%	(8)%	4%	6%	—%

	Six Months Ended December 31, 2019
	Percentage change versus the year-ago period
	Cleaning	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(1)%	(11)%	4%	(1)%	(3)%
Add: Foreign Exchange	—	—	—	8	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(1)%	(11)%	4%	7%	(1)%

	Three Months Ended September 30, 2019 (Q1 of Fiscal Year 2020)
	Percentage change versus the year-ago period
	Cleaning	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(2)%	(14)%	4%	—%	(4)%
Add: Foreign Exchange	—	—	—	8	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(2)%	(14)%	4%	8%	(2)%

Media Relations

Naomi Greer 510-271-7892, naomi.greer@clorox.com
Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share data

	Three Months Ended		Six Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net sales	$1,449	$1,473	$2,955	3,036
Cost of products sold	810	830	1,653	1,715
Gross profit	639	643	1,302	1,321

Selling and administrative expenses	210	211	421	423
Advertising costs	140	145	277	284
Research and development costs	34	32	64	64
Interest expense	25	24	50	48
Other (income) expense, net	(5)	7	(3)	10
Earnings before income taxes	235	224	493	492
Income taxes	50	42	105	100
Net earnings	$185	$182	$388	$392

Net earnings per share
Basic net earnings per share	$1.48	$1.42	$3.09	$3.07
Diluted net earnings per share	$1.46	$1.40	$3.05	$3.02

Weighted average shares outstanding (in thousands)
Basic	125,440	128,068	125,632	127,955
Diluted	126,879	130,094	127,198	130,107

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	12/31/2019	12/31/2018	% Change(1)	12/31/2019	12/31/2018	% Change(1)
Cleaning	$501	$500	-	$147	$135	9%
Household	360	393	-8%	37	46	-20%
Lifestyle	347	335	4%	85	78	9%
International	241	245	-2%	31	25	24%
Corporate	-	-	-	(65)	(60)	8%
Total	$1,449	$1,473	-2%	$235	$224	5%

	Net sales			Earnings (losses) before income taxes
	Six Months Ended			Six Months Ended
	12/31/2019	12/31/2018	% Change(1)	12/31/2019	12/31/2018	% Change(1)
Cleaning	$1,063	$1,071	-1%	$325	$315	3%
Household	741	835	-11%	62	105	-41%
Lifestyle	669	644	4%	155	140	11%
International	482	486	-1%	70	53	32%
Corporate	-	-	-	(119)	(121)	-2%
Total	$2,955	$3,036	-3%	$493	$492	-

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	12/31/2019	6/30/2019	12/31/2018
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$168	$111	$162
Receivables, net	544	631	528
Inventories, net	514	512	578
Prepaid expenses and other current assets	77	51	97
Total current assets	1,303	1,305	1,365
Property, plant and equipment, net	1,052	1,034	992
Operating lease right-of-use assets	303	-	-
Goodwill	1,588	1,591	1,586
Trademarks, net	790	791	792
Other intangible assets, net	115	121	127
Other assets	308	274	211
Total assets	$5,459	$5,116	$5,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$507	$396	$235
Current operating lease liabilities	61	-	-
Accounts payable and accrued liabilities	945	1,035	951
Income taxes payable	-	9	-
Total current liabilities	1,513	1,440	1,186
Long-term debt	2,288	2,287	2,285
Long-term operating lease liabilities	282	-	-
Other liabilities	745	780	789
Deferred income taxes	76	50	71
Total liabilities	4,904	4,557	4,331

Stockholders’ equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	1,062	1,046	1,014
Retained earnings	3,292	3,150	2,940
Treasury shares	(3,357)	(3,194)	(2,794)
Accumulated other comprehensive net (loss) income	(601)	(602)	(577)
Stockholders’ equity	555	559	742
Total liabilities and stockholders’ equity	$5,459	$5,116	$5,073